ALARIS Medical, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:

William C. Bopp
Sr. VP & CFO
(858) 458-7994

FOR IMMEDIATE RELEASE
May 30, 2003

ALARIS MEDICAL SYSTEMS ANNOUNCES INCREASE IN PRICE
FOR TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 11-5/8% SENIOR SECURED NOTES

SAN DIEGO, CA, May 30, 2003 (BW HealthWire) ALARIS Medical Systems, Inc., a wholly-owned subsidiary of ALARIS Medical, Inc. (AMEX: AMI), said today that it has increased the purchase price with respect to the tender offer and consent solicitation for its 11-5/8% Senior Secured Notes due 2006. Holders of a majority of these notes have indicated that they intend to tender their bonds at the revised price.

The total consideration for the tender offer and consent solicitation for the 11-5/8% Senior Secured Notes has increased from $1,210 per $1,000 principal amount of notes to $1,220 per $1,000 principal amount of notes validly tendered on or prior to the consent date. The consent payment of $20.00 per $1,000 principal amount of notes is unchanged and is included in the total consideration, while the tender offer consideration will be $1,200 per $1,000 principal amount of notes. All terms and conditions to the 11-5/8% Senior Secured Notes tender offer and consent solicitation, other than price, remain unchanged. The pricing and all terms and conditions to ALARIS Medical Systems’ tender offer and consent solicitation with respect to its 9-3/4% Senior Subordinated Notes due 2006 and ALARIS Medical’s tender offer and consent solicitation with respect to its 11-1/8% Senior Discount Notes due 2008 also remain unchanged.

If a holder has previously tendered its notes, such holder need not take any further action in order to receive the increased price.

The consent solicitations still expire at 5:00 p.m., New York City time, on June 5, 2003, unless extended or earlier terminated. The tender offers still expire at 5:00 p.m., New York City time, on June 20, 2003, unless extended or earlier terminated.

Questions regarding the tender offers and consent solicitations may be directed to Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free) and to Citigroup Global Markets Inc. at (800) 558-3745 (toll free). Requests for documentation may be directed to Mellon Investor Services LLC, the information agent for the tender offers and consent solicitations, at (866) 323-8166 (toll free) or (917) 320-6286.

ALARIS Medical Systems Announces Increase in Price for Tender Offer and Consent Solicitation for Its 11-5/8% Senior Secured Notes

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offers and consent solicitations are being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 22, 2003 with respect to each class of notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities. Offers, solicitations and sales may be made only by means of the prospectus contained in the Company’s shelf registration statement, together with a prospectus supplement covering such securities.

About ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.

ALARIS Medical, Inc. (AMEX: AMI), through its wholly owned operating company, ALARIS Medical Systems, Inc., develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical’s proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS Medical employs approximately 2,900 people worldwide. Additional information on ALARIS Medical can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the effect of legislative and regulatory changes affecting the health care industry, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical upon the success of new products (including its proprietary Guardrails® Safety Software and the Medley™ Medication Safety System) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company’s indebtedness, the Company’s ability to execute the transactions described in its May 23, 2003 press release on terms it finds acceptable and the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended December 31, 2002, and other filings. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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